Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this registration statement on Form S-8 related to the 2007 Stock Incentive Plan of our report dated March 23, 2007 with respect to the financial statements of Redhook Ale Brewery, Incorporated included in the Annual Report (Form 10-K/A) for the fiscal year ended December 31, 2006.
/s/ Moss Adams LLP
Seattle, Washington
May 22, 2007